CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 30, 2012 relating to the March 31, 2012 financial statements and financial highlights of Excelsior Multi-Strategy Hedge Fund of Funds (TI), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TE), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TE 2), LLC, and Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC, which appear in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
October 15, 2012